Exhibit (a)(1)(H)

Mannatech, Incorporated
Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options

Election and Acceptance Confirmation Form

Optionholder Name:

You recently elected to participate in the Mannatech, Incorporated Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options (the “Exchange Offer”).  We confirm with this Election and Acceptance Confirmation Form that we have accepted your election to participate and have canceled the eligible options you have properly tendered and not withdrawn pursuant to the Exchange Offer.  The table below shows your eligible options that were submitted for exchange and the replacement options that were granted in their place.  Replacement option grant documents will be sent to you in a separate mailing.

If you have any questions, please send an email to tmorosyuk@mannatech.com or contact Tatiana Morosyuk by calling (972) 471-7207.

Eligible Options				Replacement Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)	Option Expiration Date	Option Grant Date	Shares Subject to Replacement Option	Exercise Price (per share)	Option Expiration Date

Vesting Dates		Percentage Vesting		Vesting Dates		Percentage Vesting